Exhibit 99.1

International Headquarters
2150 St. Elzéar Blvd. West
Laval, Quebec H7L 4A8
Phone: 514.744.6792
Fax: 514.744.6272

Contact Information:

Laurie W. Little
949-461-6002
laurie.little@valeant.com

Elif McDonald
905-695-7607
elif.mcdonald@valeant.com

Media:
Renée Soto
or
Chris Kittredge/Jared Levy
Sard Verbinnen & Co.
212-687-8080

JOSEPH C. PAPA ASSUMES ROLE OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF VALEANT PHARMACEUTICALS

LAVAL, Quebec, May 3, 2016 -- Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) today announced that Joseph C. Papa has assumed the role of Chairman and Chief Executive Officer. As previously announced, Joseph C. Papa succeeds J. Michael Pearson.

“I am thrilled to begin working closely with the talented employees across Valeant as we begin an important new chapter,” said Mr. Papa.  “We have a lot of work to do, but I am confident we will succeed in better serving our customers and realizing the exceptional potential of the Company.”

On April 25, 2016, the Company announced that Mr. Papa would become Chairman and Chief Executive Officer. Mr. Papa, 60, has more than 35 years of experience in the pharmaceutical, healthcare and specialty pharmaceutical industries, including 20 years of branded prescription drug experience.  Mr. Papa joins Valeant from Perrigo Company plc, where he served as CEO since 2006 and was appointed as Chairman of the Board of Directors in 2007.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorder, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

 This press release contains forward-looking statements.  Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties may include, but are not limited to, our ability to manage transition to our new chief executive officer; the potential for operational disruptions due to, among other things, concerns of management, employees, current and potential customers, other third parties with whom we do business and shareholders; and the success of any changes to our business strategy that may be implemented under our new chief executive officer. Readers are cautioned not to place undue reliance on any of these forward-looking statements.  These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, unless required by law.

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